Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A of Fidelity Beacon Street Trust: Fidelity Tax Managed Stock Fund of our report dated December 9, 2004 on the financial statements and financial highlights included in the October 31, 2004 Annual Report to Shareholders of Fidelity Tax Managed Stock Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 28, 2004